Exhibit 99.2
Digital Advertising Veteran Chris O’Hara Appointed Chief Revenue Officer at LookSmart

SAN FRANCISCO, May 30, 2012 (GLOBE NEWSWIRE) -- LookSmart, Ltd. (Nasdaq:LOOK), an online advertising network solutions company, today announced a key addition to its management team with the hire of industry veteran Chris O’Hara as Chief Revenue Officer. In this role, O’Hara will lead the LookSmart sales and delivery organization and leverage his years of experience with direct advertisers and agencies to increase LookSmart’s market share.

 “With the addition of Chris to the LookSmart team, we are continuing to build an outstanding sales and delivery organization with a history of proven success in digital advertising,” said Dr. Jean-Yves Dexmier, Chairman and CEO of LookSmart. ”We are very excited to have someone with Chris’s vast experience to lead our revenue generating organization”.

Chris O'Hara is a domain expert on platform technology, with an emphasis on digital advertising workflow, data management, and real-time bidding. He has led successful sales efforts at TRAFFIQ, Reviewed.com, and Mediabistro.com. Chris is a member of American Business Media’s speaker’s bureau and the IAB’s Networks and Exchanges and Sales Executive Committees.  Chris is an accomplished author and a contributor to industry publications including Business Insider, eMarketing & Commerce, eConsultancy, AdMonsters, MediaPost, The Agency Post, Adotas, ClickZ, iMediaConnection, DigiDay, and AdWeek.  His latest work, Best Practices in Digital Display Media (eConsultancy) is aimed at helping marketers understand the digital display technology landscape. He is currently working on a comprehensive whitepaper on Data Management that covers marketing approaches to Big Data.

"I am very excited about joining LookSmart” said Chris, “To me the three things you need to create differentiated ad technology are platform technology, valuable data, and great people. LookSmart happens to have all of that in abundance. I am looking forward to joining the team and leading the effort to tell the advertising community what our plans are for leveraging our assets to create a unique cross-channel digital advertising platform”.

About LookSmart, Ltd.

LookSmart is an online advertising network solutions company that provides performance solutions for online advertisers and online publishers. LookSmart offers advertisers targeted, performance based advertising via its Advertiser Networks; and an Ad Center platform for customizable private-label advertiser solutions for online publishers. LookSmart is based in San Francisco, California. For more information, visit www.looksmart.com or call 415-348-7500.

The LookSmart, Ltd. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=8717

CONTACT:	Bill O’Kelly
Senior Vice President Operations and Chief Financial Officer
415-348-7208
Bo’kelly@looksmart.net

ICR, Inc.
John Mills, Senior Managing Director
310-954-1100
John.mills@icrinc.com